UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Texas Pacific Land Trust
(Name of the Registrant as Specified In Its Charter)

SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
ART-FGT FAMILY PARTNERS LIMITED
TESSLER FAMILY LIMITED PARTNERSHIP
ERIC L. OLIVER
ALLAN R. TESSLER
HORIZON KINETICS LLC
MURRAY STAHL
HORIZON ASSET MANAGEMENT LLC
KINETICS ADVISERS, LLC
KINETICS ASSET MANAGEMENT LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

*****

IMPORTANT INFORMATION

On April 9, 2019, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). SoftVest LP will furnish the Proxy Statement to holders of Shares, together with a WHITE proxy card. INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Horizon Asset Management LLC, Kinetics Advisers, LLC, Kinetics Asset Management LLC and Murray Stahl may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

*****

The following is a copy of a press release made available by SoftVest LP on April 9, 2019:

SoftVest, L.P., Horizon Kinetics LLC, and ART-FGT Family Partners Issue Letter to Shareholders of Texas Pacific Land Trust

Urge Shareholders to Vote For Eric Oliver Using the White Proxy Card

DALLAS, April 9, 2019 /PRNewswire/ -- SoftVest, L.P., Horizon Kinetics LLC and ART-FGT Family Partners, which collectively beneficially own over 25% of the outstanding shares of Texas Pacific Land Trust (NYSE: TPL), issued today the following letter to their fellow shareholders:

Dear Fellow TPL Shareholder:

We are writing to seek your support for the election of Eric Oliver as trustee of Texas Pacific Land Trust (TPL) at the special meeting of shareholders to be held on May 22, 2019.

As you may know, TPL’s governing document gives shareholders the right to cast their vote on trustees only when one of the three seating trustees dies, resigns or is otherwise disqualified. In fact, TPL has only held four shareholder meetings in thirty years.

The upcoming special meeting therefore is a unique opportunity for TPL investors to participate in the future direction of TPL. We encourage all TPL shareholders to cast their vote.

The undersigned are long-term holders of TPL shares, and currently hold in the aggregate over 25% of the outstanding TPL shares. Although TPL’s management likes to refer to us as “dissidents” and “activists”, all of us are heavily vested and rooting for the success of TPL. And we strongly believe that Eric Oliver will work with the two incumbent Trustees to make TPL a more successful company.

We believe Mr. Oliver will introduce a fresh perspective from a long-term investor that has studied TPL for over ten years, and is committed and capable to roll up his sleeves and work collaboratively with his fellow Trustees.

The two incumbent Trustees will be presenting their own nominee at the special meeting. And, unfortunately, until this time the Trustees and management seem more concerned about employing scare tactics and fear-mongering to get their nominee elected, than letting him explain what perspectives he offers to bring to TPL. We hope to see in the future more substantive discourse about the future of TPL.

We also hope that the two incumbent Trustees stop taking unqualified credit for the returns experienced by TPL investors the past few years. For that, we believe proper credit is due to the numerous exploration and production companies that have spent over $10 billion since 2013 drilling on TPL’s treasured royalties and land. In fact, it is the 1,178 wells drilled between 2014-2018 (37.26 net lateral miles) that have increased the Trust’s oil production over 600% and its gas production close to 1,000%. All investors may be interested to know there have been an additional 142 wells (5.0013 nlm) drilled year-to-date with 49 wells (1.46 nlm) currently drilling for another $1.5 billion spent so far this year, so we have good reason to believe the trend will continue. Being dealt a Royal Flush does not make one a good poker player.

We invite you to read the rest of this letter and our proxy statement for additional information about Eric Oliver and his commitment to TPL investors.

MR. OLIVER IS AN EXTREMELY WELL-QUALIFIED NOMINEE

We believe that Mr. Oliver is an experienced oil and gas investor with over 22 years of experience buying and selling properties and over 35 years of experience managing investments with an emphasis in the energy market.

Among other relevant experience:

•
Mr. Oliver currently serves as the President of SoftVest Advisors, a registered investment adviser that acts as an investment manager for clients, including funds and managed accounts, with investments in oil and gas minerals and royalties.

•	Mr. Oliver was President of Midland Map Company, LLC, a Permian Basin oil and gas lease and ownership map producer since 1997, and recently sold in January 2019 to Drilling Info.

•	Mr. Oliver is Principal of Geologic Research Centers LLC, a log library providing geological data to the oil and gas industry with a library in Abilene, Texas.

•
Mr. Oliver has served on the Board of Directors of Texas Mutual Insurance Company since 2009, where he currently also serves as Chairman of the Investment Committee, with over $6,500,000,000 of total assets.

•
In 2007, through certain affiliated entities, Mr. Oliver led a team to successfully acquire the assets of the Santa Fe Energy Trust (formerly NYSE ticker SFF), which consisted of over 12,000 royalty and working interest properties in at least seven states.

MR. OLIVER IS COMMITTED TO FULLY EXPLORE CONVERSION OF THE TRUST INTO A DELAWARE CORPORATION

Mr. Oliver believes that the Trust would benefit from converting into a Delaware corporation, and subject to his duties as trustee, Mr. Oliver is committed to fully exploring this alternative.

Among other things, we believe that, as compared to trust law, Delaware corporate law has a more well-developed legal framework around matters of governance and investor rights, which in our view provides greater comfort and predictability to investors in a publicly-traded entity.

We believe that fundamental principles of modern corporate governance demand that investors have a right to vote on their directors at least once a year. In our view, life-tenured trustee positions do not have a place in a $6 billion market cap publicly-traded company.

Investors in a public company should simply not be forced to think of a trustee’s or director’s tenure in terms of his or her life expectancy.

MR. OLIVER IS COMMITTED TO FULLY EXPLORING THE BEST OPTIONS FOR THE TRUST’S NEW WATER BUSINESS

In June 2017, TPL announced the formation of Texas Pacific Water Resources LLC (TPWR), which focuses on providing a full-service water offering to operators in the Permian Basin.

We believe that TPWR’s activities could create various risks for TPL, such as risks related to workers compensation, leaks or rupturing of pipelines. In light of those risks, Mr. Oliver is committed to actively encouraging TPL to evaluate the existing water business and, with the assistance of outside consultants and other advisors, determine if it is advisable to grow operations internally, partner with a strategic partner, or sell the water rights to a third party and retain a royalty.

In addition, Mr. Oliver believes that any proposed capital expenditures and operating expenses incurred in connection with TPWR should have their respective expected rates of return carefully compared to the compounding benefits of retiring outstanding shares.

MR. OLIVER IS COMMITTED TO ADDITIONAL TRANSPARENCY

Mr. Oliver is also committed to a higher degree of transparency and more frequent updates to holders of TPL shares.

For example, we believe investors would benefit from drilling updates, drilled and uncompleted well updates, water production, water injection volumes, and engineering reports.

We look forward to engaging with many of you in the coming weeks.

Your vote at the upcoming special meeting of TPL shareholders is very important, no matter how many or how few shares you own. Please sign, date and return the enclosed WHITE proxy card or voting instruction card today.

We thank you for your support.

Sincerely,

SOFTVEST, L.P.	HORIZON KINETICS LLC	ART-FGT FAMILY PARTNERS

If you have any questions regarding your WHITE proxy card please contact our proxy solicitor, D.F. King:

Holders may call toll-free: (800) 848-3416
Banks and brokers call: (212) 269-5550

E-mail: TPL@dfking.com

IMPORTANT INFORMATION

SoftVest, L.P. (“SoftVest LP”) has filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of holders of the sub-share certificates of proprietary interests (the “Shares”) for the election of a new trustee of Texas Pacific Land Trust (“TPL”) to fill the vacancy created by the resignation of Maurice Meyer III (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the proxy statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (212-269-5550) or e-mail (TPL@dfking.com).

SoftVest Advisors, LLC, SoftVest LP, Eric L. Oliver, ART-FGT Family Partners Limited, Tessler Family Limited Partnership, Allan R. Tessler, Horizon Kinetics LLC, Murray Stahl, Horizon Asset Management LLC, Kinetics Advisers, LLC, and Kinetics Asset Management LLC may be deemed participants in the solicitation of proxies from holders of Shares in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

Investors:
Edward McCarthy / Geoffrey Weinberg / Peter Aymar
D.F. King & Co., Inc.
(212) 269-5550